UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-26277	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341

(Address of principal executive offices, including zip code)

(610) 903-0400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

WPCS International Incorporated (the “Company”) hereby amends the information set forth in the Registration Statement on Form 8-A filed by the Company on February 26, 2010, relating to the Rights Agreement, dated as of February 24, 2010 (the “Rights Agreement”), between the Company and Interwest Transfer Co., Inc., as Rights Agent (the “Rights Agent”), by adding the information set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

On December 4, 2012, the Company and the Rights Agent entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement to accelerate the expiration of the Rights (as defined in the Rights Agreement) to December 4, 2012. As a result of the Amendment, the Rights expired and the Rights Agreement terminated effective 5:00 p.m., New York City time, on December 4, 2012.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 4.01 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2012, and is incorporated by reference herein.

The Rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. A copy of the Rights Agreement was filed with the Commission as Exhibit 4.01 to a Form 8-K on February 26, 2010, and is incorporated by reference herein.

Item 2. Exhibits

4.01	Rights Agreement, dated as of February 24, 2010, between WPCS International Incorporated and Interwest Transfer Co., Inc., as Rights Agent, including the form of Certificate of Designations of Series D Junior Participating Preferred Stock, the forms of Right Certificate, Assignment and Election to Purchase, and the Summary of Rights attached thereto as Exhibits A, B and C, respectively, incorporated herein by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed with the Commission on February 26, 2010.

4.02	Amendment No. 1, dated as of December 4, 2012, to the Rights Agreement, dated as of February 24, 2010, by and between WPCS International Incorporated and Interwest Transfer Co., Inc., as rights agent, incorporated herein by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed with the Commission on December 5, 2012.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED
Date: December 5, 2012	By:	/s/ Joseph A. Heater
Joseph A. Heater
Chief Financial Officer